EX-12


             Computation of Ratio of Earnings to Fixed Charges

                                             Twelve Months Ended
                                    Dec.31  Dec.31  Dec.31  Dec.31  Dec.31
                                     1992    1993    1994    1995    1996
                                            (Thousands of Dollars)
Fixed Charges, as defined:
Interest on long-term debt         $16,292  16,166  15,405  14,811  14,587
Other interest                         586     596   1,771   2,325   1,885
Interest component of rents
  charged to operating expenses        214     183     177     227     231
Total Fixed Charges                $17,092  16,945  17,353  17,363  16,703

Earnings, as defined:
Net income                         $19,217  18,987  20,667  27,656  28,323
Income taxes                         9,698   9,464   9,188  19,453  18,133
Fixed charges                       17,092  16,945  17,353  17,363  16,703
Total Earnings                     $46,007  45,396  47,208  64,472  63,159

Ratio-Earnings to Fixed Charges      2.69x   2.68x   2.72x   3.71x   3.78x



             Computation of Ratio of Earnings to Fixed Charges
                   and Preferred & Preference Dividends

                                             Twelve Months Ended
                                    Dec.31  Dec.31  Dec.31  Dec.31  Dec.31
                                     1992    1993    1994    1995    1996

                                            (Thousands of Dollars)
Fixed Charges, as defined:
Interest on long-term debt         $16,292  16,166  15,405  14,811  14,587
Other interest                         586     596   1,771   2,325   1,885
Interest component of rents
  charged to operating expenses        214     183     177     227     231
Total Fixed Charges                $17,092  16,945  17,353  17,363  16,703
Preferred & Preference
  Dividends, as defined (a)          4,476   4,287   3,545   4,187   4,040
Fixed Charges and Preferred &
  Preference Dividends             $21,568  21,232  20,898  21,550  20,743

Earnings, as defined:
Net income                         $19,217  18,987  20,667  27,656  28,323
Income taxes                         9,698   9,464   9,188  19,453  18,133
Fixed charges                       17,092  16,945  17,353  17,363  16,703
Total Earnings                     $46,007  45,396  47,208  64,472  63,159

Ratio-Earnings to Fixed
  Charges and Preferred &
  Preference Dividends               2.13x   2.14x   2.26x   2.99x   3.04x


(a) Preferred and preference dividends have been adjusted by multiplying the requirement by the ratio that income before income taxes bears to net income. Such ratios were as follows: 151% in 1992, 150% in 1993, 145% in 1994, 170% in 1995 and 164% in 1996.